Exhibit 99.1

Treaty Energy Announces Five-Well Project in Texas

Treaty Adds 5-Well Drilling Program to its Already Scheduled 12-Well Drilling Program on its Wooldridge Leases

NEW ORLEANS, Mar 28, 2012 -- Treaty Energy Corporation (OTCQB: TECO) (www.treatyenergy.com), a growth-oriented international energy company, announced the completion of a funding agreement under which Treaty Energy will drill five wells of 2,600 to 3,000 ft depth on several of its Texas leases.

Andrew V. Reid, Chairman and Co-CEO of Treaty Energy Corporation, stated, “We are pleased to announce that the funding commitment for this new 5-well program is from the same investment group that provided the funding for the 12-well program that will commence drilling upon return of the smaller rig from Belize.  We are also pleased to say that funding for the four additional wells of the 9-well program we discussed in a prior release appears to be imminent.”

The Company expects that these new deeper wells will be plotted, staked and permitted over the next 30 days and will start to be drilled and completed shortly thereafter.  With the addition of this new 5-well program, Treaty Energy will have two new drilling programs running in Texas during the next few months.

Mr. Reid stated, “The 12 shallow wells will begin with the two sites already permitted.  Ten additional drilling sites will be permitted shortly after drilling the first two wells.  This 12-well program is expected to take up to three months to complete and we are reminded that previous wells on the Wooldridge leases had initial production rates between 30 and 31 barrels of oil per day (BOPD).  We are also reminded of plans to add 12 more shallow well drill sites after completion of drilling the initial 12 wells that Treaty has funded.”

Mr. Reid added, “On the new 5-well program, where we will be drilling to depths of 2,600 to 3,000 ft, production is expected to be 30 to 100 BOPD if our results are similar to other new wells drilled near our leases at similar depths.”

Mr. Reid commented further, “Since the deeper wells will require a drilling rig that is capable of going to depths beyond the ability of the rig that is being returned from Belize, we are moving ahead to acquire another drilling rig that is capable of depths of more than 6,000 ft.  Stephen L. York, Treaty’s President, is in the process of acquiring that equipment at this time.”

With the acquisition of this latest drilling rig Treaty will have two rigs in Texas, one capable of drilling wells to 2,000 ft, and one that can drill wells to 6,000 ft.  This will mean that Treaty will have a total of four drilling rigs: one rig under reconditioning in Tennessee, one rig in Belize that has the ability to drill to more than 5,000 ft, and two rigs in Texas.

Additionally, Treaty has one workover rig in Belize and one workover rig in Texas that can handle rework on wells up to 2000 ft.  Treaty plans to purchase a second workover rig for Texas for the deeper wells.

With the equipment mentioned in this release, Treaty will be capable of drilling and completing wells on its Texas leases down as far as the Ellenburger Zone (about 5,500 ft), which has been a prolific producer in Texas history and which Treaty has plans to drill in the near future as funds will allow.

In closing, Mr. Reid said, “I want to express my thanks to the Co-CEO of our Company, Bruce Gwyn, and CIO, Lee Schlesinger, for their efforts in securing the funding for both the 12-well and the 5-well drilling programs.  I am very pleased with the progress being made on all fronts, as we strive to reach our production goals in both Texas and Belize that will greatly enhance the return on investment of all Treaty Energy shareholders.”

About Treaty Energy Corporation
Treaty, an international energy company, is engaged in the acquisition, development and production of oil and natural gas.  Treaty acquires and develops oil and gas leases which have “proven but undeveloped reserves” at the time of acquisition.  These properties are not strategic to large exploration-oriented oil and gas companies.  This strategy allows Treaty to develop and produce oil and natural gas with tremendously decreased risk, cost and time involved in traditional exploration.

Forward-Looking Statements:
Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, raising working capital and securing other financing; responding to competition and rapidly changing technology; and other risks.  These risks are detailed in the Company’s filings with the Securities and Exchange Commission, including Forms 10-KSB, 10-QSB and 8-K.  Actual results may differ materially from such forward-looking statements.

Contact:
Osprey Partners
Tel: 732-292-0982
Fax: 732-528-9065
osprey57@optonline.net